Exhibit 10.1

SUMMARY OF
2006 LONG TERM INCENTIVE PLAN AND TARGET PERCENTAGES

Executives, Officers, Managers, and Key Employees:

Intent:  To align long-term interests and to enable executives to develop and maintain a significant long-term ownership position in the business, as well as to attract, retain and reward executive officers whose contributions are critical to long-term success.

Measurement Criteria:  Awards are based on achieving financial goals of MarkWest Hydrocarbon Inc. (“MarkWest Hydrocarbon”) and MarkWest Energy Partners, L.P. (“MarkWest Energy”), on achieving other performance goals, and on department/individual goals and performance, with each criterion weighted based on individual and department responsibilities to align performance and goals.

Threshold:  The payout of incentive awards is contingent upon financial performance (income, cash flow and EBITDA (earnings before interest, taxes, depreciation, depletion and amortization)) being a minimum of 75% of financial plan for each of MarkWest Energy and MarkWest Hydrocarbon.

Incentive Award Range:  The incentive award target percentage ranges are set from 30% to 80% of base salary depending on level and performance achievement, with opportunity for stretch incentive awards in the ranges of 30% to 80% of base salary if stretch performance (up to 125% of financial plan) is achieved.

Payout:  MarkWest Hydrocarbon restricted shares or MarkWest Energy phantom shares, valued at time of grant.  Share/Units will vest in thirds annually over a three year period.